Exhibit 10.137

MECHANICAL TECHNOLOGY, INC.

November 19, 2004

Juan Becerra

15 Fryer Lane

Altamont, NY 12009

Re: Vice President Technology and Business Development of MTI MicroFuel Cells Inc.

Dear Juan:

This letter will memorialize our agreement with respect to the terms of your employment with MTI MicroFuel Cells Inc. ("MTIMFC" or the "Company"). You will be Vice President of Technology and Business Development of MTIMFC.

Base Salary and Bonus. Your salary will be $200,000 per year. In addition, you will be eligible to receive an annual bonus in the form of stock options to purchase MTIMFC common stock, as determined by your supervisor.

Other Benefits. You will be eligible for all benefits generally available to employees and officers of the Company including the Company' 401(k) plan and health insurance plan. You will be eligible for three (3) weeks of paid vacation annually (which shall accrue based upon your work schedule at the time of the accrual).

Termination of Employment. In the event that your employment is terminated by both MTI and MTIMFC without "cause", you will receive (i) three months of salary continuation payments and (ii) continued coverage for three months under the Company' health insurance plans, on the same terms as during your employment. At the end of that three month period, you shall be entitled to group health continuation coverage in accordance with Section 4980B of the Code. For purposes of this agreement, "cause" shall mean (i) your gross misconduct, negligence, theft, dishonesty, fraud, or gross dereliction of duties; (ii) your indictment on any felony charge or a misdemeanor charge involving theft, moral turpitude or a violation of the federal securities laws (whether or not related to your conduct at work); or (iii) your death or permanent disability (consistent with the requirements of state and federal law).

You agree to devote your full energy and attention to the Company.

The provisions of any agreement (other than your original offer letter) between you and the Company or any of their affiliates, including, but not limited to, any non-competition agreement, shall continue to be effective, in accordance with the terms of any such agreement. If the foregoing is acceptable, please countersign this letter in the space provided below and return it to me.

Sincerely,

/s/William Acker

William Acker

CEO

Agreed & Accepted:

/s/Juan Becerra____________

Juan Becerra

November 19, 2004_________

Date